Exhibit 3.1

SECOND AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OCEANTECH ACQUISITIONS I CORP.

Pursuant to Section 242 of the

Delaware General Corporation Law

OCEANTECH ACQUISITIONS I CORP. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.       The name of the Corporation is OceanTech Acquisitions I Corp. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on February 3, 2021 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on May 27, 2021 (the “Amended and Restated Certificate of Incorporation”), which was further amended by the filing of a First Amendment to the Amended and Restated Certificate of Incorporation (the “First Amendment”) with the Secretary of State of Delaware on December 1, 2022.

2.       This Second Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation, as amended by the First Amendment.

3.       This Second Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.       Section 4.3(b)(ii) is hereby amended as follows:

All references to “OceanTech Acquisitions I Sponsors LLC” are hereby deleted and replaced with “Aspire Acquisition LLC”.

5.        Section 9.1(d) is hereby added to Article IX as follows:

(d)	If the Corporation previously exercised the extension option under Section 9.1(c) and the Corporation has not consummated an initial Business Combination, upon the Sponsor’s request, the Corporation may further extend the period of time to consummate a Business Combination by an additional twelve months, provided that (i) the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account $30,000 for each such one-month extension until the Company closes an initial Business Combination or June 2, 2024, whichever occurs first and (ii) the procedures relating to any such extension, as set forth in the Trust Agreement, shall have been complied with.

IN WITNESS WHEREOF, OceanTech Acquisitions I Corp. has caused this Second Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 30 day of May, 2023.

OCEANTECH ACQUISITIONS I CORP.

By:	/s/ Suren Ajjarapu
Name:	Suren Ajjarapu
Title:	Chief Executive Officer